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                                                                   EXHIBIT 10.39

[SCANSOFT LOGO]

September 27, 2004

Jamie Arnold

Dear Jamie,

Congratulations! It is with great pleasure that I confirm our employment offer, in the position of Sr. Vice President of Finance and Chief Financial Officer, reporting to Paul Ricci, CEO and Chairman of the board of ScanSoft, Inc. The tentative start date for your new position is September 29, 2004.

Your starting annual base salary will be $285,000 paid on a semi-monthly basis. In addition to your base salary, you will receive a variable bonus opportunity which pays an annual target of 40% of base salary, pro-rated for the remainder of 2004 according to your date of hire. In 2004, your bonus targets will be tied specifically to objectives that will be defined by the CEO and Audit Committee. In 2005, your annual bonus opportunity target will reduce to 20% but will increase back to 40% in 2006.

Once you have accepted the offer, I will recommend to the ScanSoft Board of Directors, a New Hire stock option grant of 450,000 shares, with a four-year vesting schedule, 25% cliff after one year and monthly thereafter. I will also recommend to the ScanSoft Board of Directors a restricted stock award of 125,000 shares with a three-year cliff vesting schedule with opportunities for accelerated vesting, based on achieving company objectives over the next three years. Details of the stock option grant and restricted share grant will be provided to you when they have been approved and finalized.

In addition to the above compensation, we will provide you a budget of $60,000 to be used toward relocation and temporary living arrangements. You will agree to relocate to the Boston area on or about end of February 2005 and until then you understand that your role will require your full time attendance in the corporate office in Massachusetts.

Should your employment with the company be terminated without Cause (as defined in the attached Exhibit A), and you execute ScanSoft's standard severance agreement, you will receive a severance package of six months base salary and six months paid health insurance under COBRA, plus a budget of $60,000 to use toward relocation expenses. Should your employment with the company be terminated without Cause within six months following a Change of Control (as defined in the attached Exhibit A), and you execute ScanSoft's standard severance agreement, you will receive a severance package of twelve months base salary and twelve months paid health insurance under COBRA, plus immediate acceleration of any unvested stock options or restricted stock.


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J. Arnold Offer Confirmation Letter

As a full-time employee, you will be eligible for our comprehensive benefits package, which goes into effect as of your date of hire. The enclosed material outlines all of our benefits to which you are entitled as a ScanSoft employee.

Your employment with ScanSoft will be "at will", meaning that either you or ScanSoft will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and ScanSoft. Although your job duties, title, compensation and benefits, as well as ScanSoft's personnel policies and procedures, may change from time to time, the 'at will' nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of ScanSoft.

This offer is contingent upon your satisfying the conditions of hire, including providing proof of your eligibility to work in the United States. An Employment Eligibility Verification form is attached to this letter. Please read it carefully and call me if you have any questions. Also, like all ScanSoft employees, you will be required, as a condition to your employment, to sign ScanSoft's standard Non-Compete, Proprietary Information, & Conflict of Interest Agreement, a copy of which is attached hereto.

We, at ScanSoft, are proud of our reputation and we feel confident that you will be a positive addition to the Sr. Management Team, while the position will afford you the opportunity to grow your professional skill set.

Jamie, we would appreciate it if you would confirm your acceptance of our employment offer, by signing this offer confirmation letter and returning it to my attention as soon as possible.

If you have further questions regarding our offer, feel free to contact me at 978-977-2417. Further questions regarding the new hire process or benefit programs should be directed to Donna Belanger, Director, NA Human Resources at 978-977-8153. I look forward to our working together and you joining the ScanSoft organization.

Sincerely,

/s/ Dawn Fournier
Dawn Fournier
VP Human Resources

cc:   P. Ricci
      Employee File

Enclosures/Forms:    Employment Eligibility Verification form, Benefits
                     Summary, Non-Compete, Proprietary Information, &
                     Conflict of Interest Agreement.

I ACCEPT THE OFFER OF EMPLOYMENT AS STATED ABOVE:

/s/ J R Arnold Jr.                                 27 Sept 2004
------------------                                 ------------------
NEW HIRE SIGNATURE                                 DATE OF ACCEPTANCE

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                                   EXHIBIT A

                                  DEFINITIONS

For purposes of this Agreement, the following terms have the following definitions:

"Cause" means your employment with ScanSoft is terminated after it has been found that any of the following exist: (i) your theft or dishonesty that materially harms ScanSoft or falsification of any ScanSoft records; (ii) disclosure of ScanSoft's confidential or proprietary information that violates the terms of the Non-Compete, Proprietary Information, & Conflict of Interest Agreement; (iii) your willful nonperformance (except by reason of Disability) of your employment duties after you have received a written demand for performance by his manager and have failed to cure such nonperformance within 15 business days of receiving such notice; or (iv) your conviction of, or plea of nolo contendere to, a felony which such conviction or plea materially harms the business or reputation of ScanSoft.

"Change of Control" means: (i) any 'person' (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the 'beneficial owner' (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of ScanSoft representing 50% or more of the total voting power represented by ScanSoft's then outstanding voting securities; or
(ii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are incumbent Directors ('Incumbent Directors' will mean directors who either (A) are members of the Board as of your date of hire, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Board at the time of such election or nomination (but will not include and individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to ScanSoft)); or (iii) the date of the consummation of a merger or consolidation of ScanSoft with ay other corporation that has been approved by the Stockholders of ScanSoft, other than a merger or consolidation which would result in the voting securities of ScanSoft outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of ScanSoft or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the date of the consummation of the sale or disposition by ScanSoft of all or substantially all its assets.

"Disability" means you are unable to perform the principal functions of your duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for six (6) months. Whether you are disabled will be determined by the Board on evidence provided by one or more physicians selected by the Board.

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